Subsidiary Name                                State of Incorporation            Name Doing Business Under
---------------                                ----------------------            -------------------------
Internet Commerce, Inc.                         Florida                           Internet Commerce, Inc.

Internet Associates                                                               Internet Associates
International, Inc.                             Nevada                            International, Inc.

Connect. Ad, Inc.                               Florida                           Connect. Ad, Inc.

Connect. Ad Services, Inc.                      Florida                           Connect. Ad Services, Inc.

Connect. Ad of South Florida, Inc.              Florida                           Connect. Ad of South Florida, Inc.